Exhibit 99.6

FORM OF BENEFICIAL OWNER ELECTION

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the distribution by Sears Holdings Corporation, to the holders of record of its common stock, as of the close of business on [—], 2012, at no charge, of transferable subscription rights (the “Rights”) to purchase shares of common stock, par value $0.01 (the “Common Stock”) of Sears Hometown and Outlet Stores, Inc. (the “Company”) at a price of $[—] per whole share (the “Rights Offering”).

With respect to any instructions to exercise (or not to exercise) Rights, the undersigned acknowledges that this form must be completed and returned such that it will actually be received by you by 5:00 p.m., New York City time, on [—], 2012, the [—] business day prior to the scheduled expiration date of the Rights Offering of [—], 2012 (which may be extended by Sears Holdings Corporation for additional periods ending no later than [—], 2012).

This will instruct you whether to exercise Rights to purchase shares of Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus, dated [—], 2012 (the “Prospectus”), and the related “Instructions for Use of Sears Hometown and Outlet Stores, Inc. Subscription Rights Certificates.”

Box 1. ☐ Please DO NOT EXERCISE RIGHTS for shares of Common Stock.

Box 2. ☐ Please EXERCISE RIGHTS for shares of Common Stock as set forth below.

The number of Rights for which the undersigned gives instructions for exercise under the Basic Subscription Right (as defined in the Prospectus) should not exceed the number of Rights that the undersigned is entitled to exercise.

	Number of Shares	Per Share Subscription Price	Payment
Basic Subscription Right:	x	$[—] =	$(Line 1)
Over-Subscription Privilege:	x	$[—] =	$(Line 2)
	Total Payment Required		$(Sum of Lines 1 and 2 must equal total of amounts in Boxes 3 and 4.)

Box 3. ☐ Payment in the following amount is enclosed $                .

Box 4. ☐ Please deduct payment from the following account maintained by you as follows:

Type of Account	Account No.

Amount to be deducted:	$

Signature(s)

Please type or print name(s) below:

Date:                 , 2012